                                                                  Exhibit (c)(3)



                  SUPPLEMENTAL STOCKHOLDERS AGREEMENT, dated as of March 15, 1995 (this "Agreement"), between ADU ACQUISITION INC., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of FKI plc, a company organized under the laws of England ("Parent"), and the persons listed on Schedule A hereto (each, individually, a "Stockholder" and, collectively, the "Stockholders").

                  WHEREAS, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement), with Amdura Corporation, a Delaware corporation (the "Company"), which provides, among other things, upon the terms and subject to the conditions thereof, for the acquisition by Purchaser of all the outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") through (a) a tender offer (the "Offer") for all shares of Company Common Stock for the "Per Share Amount" (as defined in the Merger Agreement) and (b) a second-step merger pursuant to which Purchaser will merge with and into the Company (the "Merger") and all outstanding shares of Company Common Stock (other than shares of Company Common Stock held by Purchaser or Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company and shares of Company Common Stock held in the treasury of the Company) will be converted into the right to receive the Per Share Amount in cash; and

                  WHEREAS, as of the date hereof, each Stockholder owns (beneficially or of record) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule A hereto; and

                  WHEREAS, Purchaser and each Stockholder have entered into a Stockholders Agreement, dated the date hereof (the "Stockholders Agreement"); and

                  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have required that the Stockholders agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to compensate Purchaser in the event that such Stockholder does not tender pursuant to the Offer, in accordance with the terms of the Stockholders Agreement, all the shares of the Company Common Stock now owned (beneficially or of record) and which may hereafter be acquired by each Stockholder (the "Shares").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE

               REPRESENTATIONS AND COVENANTS OF THE STOCKHOLDERS

                  SECTION 1.01. Authority Relative to this Agreement. Each Stockholder represents and warrants to Purchaser, severally and not jointly, that such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; that the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action; that this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and by the availability of equitable remedies; that the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not conflict with or violate the Certificate of Incorporation or By-laws of such Stockholder or conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority, domestic or foreign, to be obtained or made by such Stockholder except for applicable requirements, if any, of the Exchange Act.


                  SECTION 1.02. Fee. If the Offer is terminated because of the failure of any condition thereof and a Third Party Transaction is consummated within 180 days thereafter, then each Stockholder shall pay Purchaser a fee equal to: (a) if any Shares of such Stockholder were sold, exchanged, disposed of or cancelled in the Third Party Transaction, 50% of the excess, if any, of
(i) the consideration per Share received by such Stockholder for the Shares so sold, exchanged, disposed of or cancelled over (ii) the Per Share Amount, multiplied by the number of Shares so sold, exchanged, disposed of or cancelled, and (b) if no Shares of such Stockholder were sold, exchanged, disposed of or cancelled in the Third Party Transaction but such Stockholder received a distribution in respect of its Shares as a result of the Third Party Transaction, 50% of the excess, if any, of (i) the amount per Share distributed to such Stockholder divided by the percentage of the consolidated total assets of the Company disposed of in the Third Party Transaction over (ii) the Per Share Amount, multiplied by the percentage of the consolidated total assets of the Company disposed of in the Third Party Transaction and then by the number of Shares then owned by such Stockholder. Such fee shall be paid to Purchaser promptly (but in no event later than one business day) after such Stockholder's receipt of the consideration or distribution.

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                                    ARTICLE

                                 MISCELLANEOUS

                  SECTION 2.01. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  SECTION 2.02. Further Assurances. Each Stockholder and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  SECTION 2.03. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 2.04. Entire Agreement. This Agreement constitutes the entire agreement between Purchaser and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and each Stockholder with respect to the subject matter hereof.

                  SECTION 2.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise (other than by will or the laws of descent and distribution), except the Purchaser may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 2.06. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, in intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 2.07. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein other than the condition set forth in Section 1.04 with respect to satisfaction of the Minimum Condition. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 2.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                  SECTION 2.09. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.09):

                  if to Purchaser:

                           ADU Acquisition Inc.
                           c/o FKI Industries Inc.
                           425 Post Road
                           Fairfield, CT  06430-0970
                           Facsimile No.  (203) 255-7101
                           Attention:  General Counsel

                  with copies to:

                           FKI plc
                           West House
                           King Cross Road
                           Halifax, West Yorkshire  HX1 1EB
                           England
                           Facsimile No.  (011) 44-422-330-407
                           Attention:  Company Secretary

                  and

                           Parson & Brown
                           230 Park Avenue
                           New York, NY  10169
                           Facsimile No.  (212) 682-9112/9113
                           Attention:  James H. Bell, Esq.

                  if to a Stockholder:

                           to its address set forth on Schedule A hereto.


                  SECTION 2.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                  SECTION 2.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 2.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed by its officer thereunto duly authorized and each Stockholder has duly executed this Agreement, each as of the date first written above.


                                    ADU ACQUISITION INC.


                                    By:    /s/  Steven D. Jones
                                        -------------------------------------
                                        Name:
                                        Title:



THE STOCKHOLDERS:                   THE INTERNATIONALE NEDERLANDEN (U.S.)
                                    CAPITAL CORPORATION


                                    By:      /s/  Tracey L. Rudd
                                       --------------------------------------
                                        Name:
                                        Title:


                                    ORCAS LIMITED PARTNERSHIP

                                    By:  Archipelago Corp., Its General Partner

                                    By:    /s/  Frederick W. Whitridge, Jr.
                                       ---------------------------------------
                                        Name:
                                        Title:


                                    THE NETWORK COMPANY II LIMITED


                                    By:   /s/  John W. Gildea
                                        --------------------------------------
                                         Name:
                                         Title:

                                                                     SCHEDULE A





Name and Address                                         Shares
- ------------------                                     ------------
Internationale Nederlanden (U.S.)
 Capital Corporation                                    4,641,535
135 East 57th Street
New York, New York 10021
Attention: Tracey L. Rudd


Orcas Limited Partnership                               5,149,582
270 Greenwich Avenue
Greenwich, Connecticut 06830
Attention: Frederick W. Whitridge, Jr.

The Network Company II Limited                          1,710,083
c/o Gildea Carlson Investment Management
675 Third Avenue, 22nd Floor
New York, New York 10017
Attention: John W. Gildea